EXHIBIT 99.1
FirstCash Reports Fourth Quarter and Full-Year Earnings Results;
Declares Quarterly Dividend and Issues 2019 Earnings Outlook
_________________________________________________________________________________________

Fort Worth, Texas (January 31, 2019) -- FirstCash, Inc. (the “Company”) (Nasdaq: FCFS), the leading international operator of more than 2,450 retail pawn stores in the U.S. and four countries in Latin America, today announced earnings per share for the fourth quarter and the full year ended December 31, 2018. In addition, the Board of Directors declared a $0.25 per share quarterly cash dividend to be paid in February 2019. The Company also initiated its fiscal full-year 2019 earnings guidance.

Mr. Rick Wessel, chief executive officer, stated, “Fiscal 2018 was another outstanding year for FirstCash, marked by continued growth in operating margins, net income and store counts. The fourth quarter results produced strong profitability and growth metrics in both the U.S. and Latin America, highlighted by increasing year-over-year pawn fees and retail margins in the U.S. and sequential improvement in same-store loan growth and retail margins in Latin America. In addition, the Company added 445 new locations in 2018 through acquisitions and new store openings, which resulted in an increase of more than 20% in the number of pawn locations. Our fourth quarter momentum and the significant increase in store count should position us for further revenue and earnings expansion from core pawn operations in 2019.”

This release contains adjusted earnings measures, which exclude, among other things, merger and other acquisition expenses, and are non-GAAP financial measures. Please refer to the descriptions and reconciliations to GAAP of these and other non-GAAP financial measures at the end of this release.

	Three Months Ended December 31,
	2018		2017
	As Reported	Adjusted	As Reported	Adjusted
In thousands, except per share amounts	(GAAP)	(Non-GAAP)	(GAAP)	(Non-GAAP)
Revenue	$481,208	$481,208	$480,205	$480,205
Net income	$48,075	$49,201	$67,734	$44,181
Diluted earnings per share	$1.09	$1.12	$1.43	$0.94
EBITDA (non-GAAP measure)	$81,404	$84,987	$75,213	$81,111
Weighted-average diluted shares	43,936	43,936	47,212	47,212

	Twelve Months Ended December 31,
	2018		2017
	As Reported	Adjusted	As Reported	Adjusted
In thousands, except per share amounts	(GAAP)	(Non-GAAP)	(GAAP)	(Non-GAAP)
Revenue	$1,780,858	$1,780,858	$1,779,822	$1,779,822
Net income	$153,206	$158,290	$143,892	$131,225
Diluted earnings per share	$3.41	$3.53	$3.00	$2.74
EBITDA (non-GAAP measure)	$274,999	$284,156	$249,983	$273,159
Weighted-average diluted shares	44,884	44,884	47,888	47,888

As a reminder, in the fourth quarter of 2017, the Company recorded a provisional net income tax benefit of $27 million, or $0.57 per share, as a result of the passage of the Tax Cuts and Jobs Act (“Tax Act”). In the fourth quarter of 2018, the Company finalized certain estimates and tax positions used in the analysis of the 2017 provisional net income tax benefit and recorded an additional income tax benefit of $1.5 million, or $0.03 per share. The Company has excluded the non-recurring net income tax benefits realized during fiscal 2018 and 2017 as a result of the Tax Act in its adjusted earnings measures.
Earnings Highlights

•
As noted above, comparable fourth quarter and full-year diluted earnings per share and net income on a GAAP basis were impacted in particular by the Tax Act and the resulting $27 million non-recurring tax benefit recorded in the fourth quarter of 2017. As a result, diluted earnings per share, on a GAAP basis, decreased 24% in the fourth quarter of 2018 and increased 14% for fiscal 2018 compared to the prior-year periods. Net income, on a GAAP basis, for the fourth quarter of 2018 decreased 29% compared to the fourth quarter of 2017 and increased 6% for the full year compared to the prior-year period.

•
Adjusted diluted earnings per share increased 19% for the fourth quarter and 29% for the full year compared to the respective prior-year periods. Adjusted net income increased 11% for the fourth quarter and 21% for the full year compared to the respective prior-year periods. Non-GAAP adjusted earnings per share and net income exclude the non-recurring tax benefits as described above, and certain merger, acquisition, consumer lending impairment expenses and debt extinguishment costs, which are further described in the reconciliations to GAAP earnings measures at the end of this release.

•	Consolidated revenues for 2018 totaled $1.8 billion, while net income was $153 million and adjusted EBITDA, a non-GAAP financial measure, totaled $284 million.

•
Cash flow from operating activities for 2018 totaled a record $243 million, an increase of 10% compared to $220 million in 2017. Adjusted free cash flow, a non-GAAP financial measure, was $225 million for 2018 compared to $242 million in 2017.

•
The pre-tax profit margin for the fourth quarter of 2018 increased to 13.1% compared to 11.9% in the prior-year quarter, and for the full year increased to 11.5% compared to 9.7% last year. The adjusted pre-tax profit margin, a non-GAAP financial measure, increased to 13.9% for the quarter and 12.0% for the full year, compared to 13.1% and 11.0% for the respective prior-year periods.

•
The net income margin, on a GAAP basis, for the fourth quarter of 2018 was 10.0% compared to 14.1% in the prior-year quarter and was 8.6% for the full year of 2018 compared to 8.1% last year. Prior-year quarter and full-year net income margin on a GAAP basis included the non-recurring benefit from the Tax Act. The adjusted net income margin, a non-GAAP financial measure, improved to 10.2% for the quarter and 8.9% year-to-date, compared to 9.2% and 7.4% for the respective prior-year periods.

•
Other items of note which impacted the comparability of both GAAP and adjusted earnings measures included a $4 million, or $0.10 per share, benefit from the lower U.S. corporate tax rate as compared to the fourth quarter of 2017 and a $14 million benefit, or $0.32 per share, for the full year. This tax benefit was largely offset by the contraction in non-core consumer lending operations, which negatively impacted earnings per share by approximately $0.07 for the quarter and $0.26 for the full year, as compared to the same prior-year periods. In addition, the impact of a weaker Mexican peso in 2018 negatively impacted comparative dollar-denominated earnings per share by $0.02 in the fourth quarter and full-year periods.

Acquisition and Store Opening Highlights

•
The Company continued to grow its store base, completing four separate multi-store acquisitions during the fourth quarter of 2018, which combined, added an aggregate total of 33 full-service pawn stores. The acquisitions included nine stores from two transactions in Texas and 24 stores from two transactions in Mexico. In total, for the full year of 2018, the Company completed aggregated acquisitions of 393 stores, which included 366 stores in Latin America and 27 stores in the U.S., for a total purchase price of $125 million.

•
The Company opened nine new locations in Latin America during the fourth quarter. For the year, 52 de novo stores were opened in three countries, which included 42 stores in Mexico, six stores in Guatemala and four stores in Colombia.

•
In total, the Company opened and acquired 445 store locations across four countries in 2018, increasing the number of pawn stores more than 20% for the year. Approximately 94% of the stores added in 2018 were located in Latin America.

•
As of December 31, 2018, the Company operated 2,473 stores, with 1,379 stores in Latin America, representing 56% of total store base, and 1,094 stores in the U.S., representing 44% of the store base. The Latin American locations include 1,323 stores in Mexico, 39 stores in Guatemala, 13 stores in El Salvador and four stores in Colombia while the U.S. stores are located in 24 states and the District of Columbia.

Note: Certain growth rates in “Latin America Operations” below are calculated on a constant currency basis, a non-GAAP financial measure defined at the end of this release and reconciled to the most comparable GAAP measures in the financial statements in this release. The average Mexican peso to U.S. dollar exchange rate for fiscal 2018 was 19.2 pesos / dollar, an unfavorable change of 2% versus the comparable prior-year period, and for the fourth quarter of 2018 was 19.8 pesos / dollar, an unfavorable change of 5% versus the prior-year period.

Latin America Operations

•
Revenues for the fourth quarter of 2018 totaled $162 million, an increase of 13% on a U.S. dollar translated basis and 18% on a constant currency basis, as compared to the fourth quarter of 2017. For the full year, revenues totaled $557 million and increased 14% on a U.S. dollar translated basis and 16% on a constant currency basis.

•
Core pawn revenues, which are composed of pawn fees and retail merchandise sales, increased 14% for the quarter on a U.S. dollar translated basis, driven by a 22% increase in pawn fees and a 12% increase in retail sales compared to the prior-year quarter. On a constant currency basis, core pawn revenues for the quarter increased 20% with pawn fees and retail merchandise sales increasing 28% and 17%, respectively, as compared to the prior-year quarter.

•
Segment pre-tax operating income for the quarter increased 10%, or 14% on a constant currency basis, compared to the fourth quarter of 2017 and increased 10%, or 12% on a constant currency basis, during the full year compared to the prior year. Pre-tax profit margin growth in 2018 was partially impacted by the significant acquisition and integration activity in 2018 and the discontinuance of non-core, unsecured consumer lending products in Mexico.

•
Reflecting the 5% decline in the value of the Mexican peso compared to the prior-year quarter, same-store core pawn revenues declined 2% on a U.S. dollar translated basis, consisting of a 2% decrease in same-store retail sales and a 1% decrease in same-store pawn fees compared to the prior-year quarter. On a constant currency basis, same-store core pawn revenues increased 3%, composed of a 3% increase in same-store retail sales and a 4% increase in same-store pawn fees compared to the prior-year quarter.

•
Pawn loans outstanding totaled $91 million at December 31, 2018, an increase of 34% on both a U.S. dollar translated and constant currency basis versus the prior year. The significant growth was driven by a combination of the acquisitions, new stores and a 7% increase in same-store pawn loans (both on a U.S. dollar translated and constant currency basis), compared to the prior year. The same-store increase as of year end represented a significant sequential improvement over the second and third quarters, when adjustments made to loan-to-value ratios and macro demand factors contributed to slower same-store loan growth.

•
While the overall environment in Latin America remains highly competitive, segment retail margins were 36% in the fourth quarter, which equaled the prior-year quarter and improved sequentially compared to 35% in the third quarter of 2018.

•
Inventories at December 31, 2018 increased $15 million to $75 million compared to $60 million a year ago. The increase was driven by the net addition of 408 pawn stores during the year and continued maturation of existing stores. As of December 31, 2018, inventories aged greater than one year remained extremely low at 1% and inventory turns in Latin America for the year ended December 31, 2018 remained strong at 3.9 times.

U.S. Operations

•
Segment pre-tax operating income for the quarter increased 5% compared to the fourth quarter of 2017, driven primarily by increased retail margins and store-level expense reductions. The increase in the segment contribution was partially offset by an expected reduction in non-core consumer lending operating profits. Excluding locations whose revenues are generated primarily from non-core consumer lending products (primarily small stores located in Ohio), segment pre-tax operating income increased 11% in the fourth quarter compared to the prior-year.

•	The segment pre-tax operating margin improved to 22% for the fourth quarter of 2018 as compared to 20% in the prior-year quarter. For the full year of 2018, the margin improved from 19% to 20%.

•
Total revenues for the fourth quarter were $319 million, a decrease of 5% compared to the fourth quarter of 2017, and included the expected impact of a 27% decline, or $5 million, in non-core consumer loan and credit services fees and a 45% decline, or $12 million, in non-core scrap jewelry sales.

•
While gross revenue declined, net revenue (or gross profit) for the fourth quarter of 2018 increased 1%. More importantly, net revenue from core pawn operations increased 5% compared to the prior-year quarter as a result of the continued improvements in retail sales margins and pawn yields as highlighted below.

•
Total retail sales decreased 2% compared to the fourth quarter of 2017, while same-store retail sales declined 3% compared to the prior-year quarter. The quarter-over-quarter decline in top line retail sales was impacted by higher than normal retail sales in the fourth quarter of 2017 when there was a significant focus on the liquidation of excess and aged inventories in the Cash America locations.

•
Although total retail sales declined, net revenue (or gross profit) from retail sales increased 8% compared to the fourth quarter of 2017 as retail sales margins improved to 37% for the current quarter compared to 34% in the prior-year quarter. The margin improvements were driven primarily by the legacy Cash America locations as new employee compensation plans were implemented in the second quarter and aged inventory levels normalized during 2018.

•
Pawn loans outstanding at December 31, 2018 totaled $272 million, a decrease of 2% in total and 3% on a same-store basis. The decrease was partially due to the continued focus on increasing the volume of direct purchases of goods from customers in the legacy Cash America stores, which resulted in a 17% increase in the percentage of such direct purchase transactions for the quarter as compared to the prior-year quarter. Although these transactions negatively impacted pawn loan growth, the Company believes that offering to purchase goods directly from customers who do not necessarily want or intend to repay their pawn loan improves redemption rates and yields on loans written, and improves inventory turns at better retail margins.

•
Despite the slight decline in pawn loans outstanding, total pawn fees increased 3% and same-store pawn fee revenues increased 2% in the fourth quarter compared to the prior-year quarter as pawn yields improved by 4% quarter-over-quarter.

•
Segment expenses as a percentage of net revenue declined from 62% in the fourth quarter of last year to 61% in the fourth quarter of 2018, primarily due to continued efforts to integrate and optimize domestic store operations.

•
Inventories at December 31, 2018 declined $17 million, or 8%, to $200 million compared to $217 million a year ago and declined 29% compared to $283 million at December 31, 2016, following the Cash America merger. The declines are primarily a result of strategic reductions in overall inventory levels, including focused liquidation of aged inventories in the legacy Cash America stores. As of December 31, 2018, U.S. inventories aged greater than one year were 4%, which was a significant improvement over the 6% aged level at December 31, 2017 and the 11% aged level at December 31, 2016, following the merger.

•
Inventory turns in the U.S. for the year ended December 31, 2018 were 2.7 times, which represents the fifth sequential quarterly increase and compares to 2.3 times for the year ended December 31, 2017. Inventory turns in the U.S. are slower than in Latin America due to the larger jewelry component in the U.S. compared to a greater general merchandise inventory component in Latin America.

Consumer Lending Contraction and Asset Impairments

•
The Company further contracted its U.S. consumer lending operations during the fourth quarter of 2018 by closing an additional 13 stand-alone consumer lending locations and discontinuing ancillary unsecured consumer loan products in 39 domestic pawn locations.

•
For the full year, the Company closed 55 stand-alone consumer lending locations, including 27 in the U.S. and the remaining 28 in Mexico. In addition, consumer lending products were discontinued in 45 U.S. pawnshops and 49 pawnshops in Mexico, which previously offered them as ancillary products. The Company no longer offers an unsecured consumer loan product in Latin America.

•
In the original fiscal 2018 guidance issued on February 1, 2018, the earnings drag from the contraction of consumer lending operations was estimated to be between $0.14 and $0.17 per share. As a result of the Company more aggressively closing consumer loan stores and discontinuing ancillary unsecured consumer loan products in certain pawnshops, the actual fiscal 2018 earnings drag from consumer lending operations was approximately $0.26 per share when compared to fiscal 2017. Consolidated revenues from consumer lending products declined by 27% for the full year of 2018 and by 29% in the fourth quarter as compared to the prior-year period. Consumer lending represented 3% of total revenues in the fourth quarter and the full year of 2018 versus 4% in the prior-year respective periods.

•
The provisions of the Ohio Fairness in Lending Act (the “Ohio Act”) passed in 2018 are to become effective on April 26, 2019 and are expected to significantly impact the consumer loan industry in Ohio. The Ohio Act essentially eliminates most single pay consumer loan products and the use of credit service organizations (CSOs) in Ohio, both of which are elements of the Company’s current consumer lending product offerings in Ohio. The Company continues to analyze the expected impact of the Ohio Act and the regulatory and economic viability of potential replacement products for its 119 stores located in Ohio that currently offer consumer loan and credit services products. While most of these stores also offer pawn products, the Company expects a significant decrease in consumer lending revenue after the Ohio Act becomes effective and that up to a third of the stores may become unprofitable and be closed. Further discussion of the projected results is provided in the “Fiscal 2019 Outlook” section of this release. As a result of expected negative impacts, the Company recorded a fixed asset impairment charge of approximately $1 million, net of tax, or $0.03 per share, during the fourth quarter of 2018. This non-cash, non-recurring charge has been excluded in the Company’s adjusted earnings measures.

Cash Dividend and Stock Repurchases

•
The Board of Directors declared a $0.25 per share first quarter cash dividend on common shares outstanding, which will be paid on February 28, 2019 to stockholders of record as of February 14, 2019. This represents a 14% increase over the dividend of $0.22 per share paid in the first quarter of 2018. Any future dividends are subject to approval by the Company’s Board of Directors.

•
During the fourth quarter, the Company repurchased 229,000 shares at an aggregate cost of $17 million and an average per share cost of $75.37, leaving $143 million available under the current share repurchase programs for future repurchases. Future share repurchases are subject to expected liquidity, debt covenant restrictions and other relevant factors.

•
During fiscal 2018, the Company repurchased 3,343,000 shares for an aggregate price of $275 million at an average price of $82.12 per share. Since the merger with Cash America in September 2016 and through the fourth quarter of 2018, the Company has repurchased a total of 4,959,000 shares at an average repurchase price of $74.12 per share, resulting in a 10% reduction in the number of shares outstanding immediately following the merger.

Liquidity and Return Metrics

•
The Company generated a record $243 million in cash flows from operations and $225 million in adjusted free cash flows during fiscal 2018 compared to $220 million of cash flow from operations and $242 million of adjusted free cash flow during fiscal 2017.

•
The Company continues to maintain excellent liquidity ratios even with the significant share repurchases totaling $275 million, dividends of $41 million and acquisitions of $125 million during fiscal 2018. Given the strength of operating cash flows, total debt increased only $188 million during the year, while significantly growing the Company’s store count and returning a considerable amount of capital to its shareholders. The net debt ratio, which is calculated using a non-GAAP financial measure, for the year ended December 31, 2018 was 1.8 to 1.

•	The return on assets for fiscal 2018 was 7.4%, while the return on tangible assets was 14.0% for the same period, which compared favorably to 6.9% and 12.4% returns, respectively, for fiscal 2017.

•	The return on equity was 11.2% for the year, while the return on tangible equity was 37.7%. This compares positively against returns of 9.8% and 26.6%, respectively, for the prior year.
Fiscal 2019 Outlook

•
The Company is initiating fiscal full-year 2019 guidance for diluted earnings per share to be in a range of $3.75 to $3.95, which is an increase of 6% to 12% over the prior-year adjusted earnings per share of $3.53. As described below, the guidance for 2019 includes the impact of an expected net reduction in earnings from U.S. unsecured consumer lending operations of approximately $0.25 to $0.30 per share, a forecast foreign currency drag of approximately $0.08 to $0.10 per share and a $0.04 to $0.07 per share impact from a higher blended effective income tax rate. Excluding these impacts at their midpoint estimates, estimated earnings per share in 2019 would increase in a range of 18% to 24% compared to 2018.

•The estimate of expected earnings per share for 2019 includes the following assumptions:

◦
An anticipated earnings drag of approximately $0.25 to $0.30 per share during 2019 primarily due to the impact of the Ohio Act and further strategic reductions in consumer lending operations outside of Ohio. We are currently modeling total consumer lending revenues for 2019 to be in a range of $25 million to $31 million, which represents a 47% to 56% reduction compared to 2018 consumer lending revenues. Consumer lending operations are expected to contribute less than 2% of total revenue in 2019.

▪
In Ohio, the Company is currently evaluating certain consumer loan products that could potentially be used to replace a portion of the anticipated reduction in existing consumer loan revenue as a result of the Ohio Act. Such replacement products will likely result in a smaller loan portfolio and a reduction in the yield of the loan portfolio.

▪
Outside of Ohio, the Company expects to continue to strategically reduce consumer lending operations primarily by discontinuing unsecured consumer loan products in certain domestic pawn locations which currently offer consumer loans and/or credit services as an ancillary product.

◦
An estimated average foreign currency exchange rate of approximately 20.0 Mexican pesos / U.S. dollar for fiscal 2019 compared to the average exchange rate of 19.2 Mexican pesos / U.S. dollar in fiscal 2018. The projected change in the exchange rate represents an earnings headwind of approximately $0.08 to $0.10 per share for 2019 when compared to 2018 results. Each full Mexican peso change in the exchange rate to the U.S. dollar represents approximately $0.10 to $0.12 per share of annualized earnings impact.

◦
An expected blended effective income tax rate of between 26.5% and 27.5% for 2019. This represents an increase over the 2018 effective rate of 26.1% (adjusted for the $1.5 million non-recurring tax benefit as a result of the Tax Act) due in part to the increasing share of earnings from Latin America where corporate tax rates are higher than those in the U.S. The expected increase in the effective tax rate represents an additional earnings headwind of approximately $0.04 to $0.07 per share as compared to 2018 results.

◦
Plans to open approximately 80 to 85 new full-service pawn stores in 2019, primarily in Mexico, which includes targeted openings of approximately 15 stores in Guatemala and 10 stores in Colombia. The Company also expects to acquire at least 70 stores between the U.S. and Latin America during the first quarter of 2019.

◦	The Company expects to continue repurchasing shares in 2019, with a targeted shareholder payout ratio, which includes share repurchases and dividends, of approximately 100% of net income.

Additional Commentary and Analysis

Mr. Wessel further commented on the 2018 results, “We finished fiscal 2018 on a strong note, with fourth quarter results highlighted by accelerating segment margins in the U.S. and record revenues and pawn loan growth in Latin America. In addition to our outstanding financial results in 2018, we opened or acquired almost 450 stores which are now fully integrated into our proprietary operating platforms. As we begin 2019, we have significant operating momentum to further enhance profitability in our existing store base and a strong pipeline of planned store openings and potential acquisitions to drive additional store count growth.

“Operationally in Latin America, we experienced solid fourth quarter retail sales growth and a sequential increase in retail gross margins. During the fourth quarter, we focused on improving our retail margins in Latin America while driving loan growth. We also delivered a 34% increase in pawn receivables, driven not only by acquisitions and new store openings, but also from a 7% increase in same-store pawn loans on our large base of mature stores. These metrics represent a significant rebound from the lower than normal loan growth experienced in the second and third quarters.

“Store growth in Latin America was driven by a record 418 locations added in 2018 through a combination of 52 de novo openings and 366 store acquisitions. As noted in previous releases, most of the 2018 acquisitions were smaller format stores with limited retail operations. These stores are similar to the Maxi Prenda stores acquired more than two years ago that have experienced significant revenue and profitability growth since we acquired them. Driven by our FirstPawn IT platform and pawn best practice operating model, we believe that the recent acquisitions have similar upside potential over the next two to three years. The large format de novo openings were also significant during 2018 in both number and scope, with 52 openings across three countries, including our first stores in Colombia.

“As we look to 2019 in Latin America, we enter the year with a robust pipeline of new store openings and potential acquisitions. Our expectation is to open 30 to 35 new stores in the first quarter alone, with a full-year target of 80 to 85 new stores across three countries. Coupled with an ongoing acquisition pipeline, we believe that there is opportunity to have another year of significant unit growth.

“Turning to the Company’s U.S. operations, we again reported solid growth in segment profitability, driven primarily by the 3% growth in pawn fees and continued retail margin expansion. Although fourth quarter retail sales were down 2% versus last year, both inventory turns and retail margins improved which drove an 8% increase in retail gross profit. Likewise, pawn fees grew 3% on a lower pawn receivable balance, a result of increased yields on a higher quality pawn loan portfolio. Much of these improvements are in the legacy Cash America stores, which are now realizing the benefits of the FirstPawn IT platform and the implementation of the integrated compensation plans put in place in early 2018 to drive greater store efficiencies.

“As a result of these actions, we made significant progress in improving the overall efficiency and returns on earning assets in the U.S. during 2018. The net revenues derived from domestic pawn loans and inventories (collectively “earning assets”) yielded an annual return of 138% in 2018, which was significantly better as compared to the 122% return in the prior year. The number of U.S. pawnshops also grew in 2018, driven by acquisitions that added 27 locations to our existing markets. Looking ahead to 2019, the U.S. acquisition pipeline remains strong and we have the potential to acquire as many domestic stores as last year.

“From a financial perspective, the Company’s balance sheet and cash flows remain exceptionally strong, as reflected in a record $243 million in operating cash flows during 2018, which we invested in store growth and shareholder payouts. In addition to the record $125 million of acquisition investments, 2018 was also a record year for stock repurchases and dividends with $315 million in total shareholder payouts. Since the merger with Cash America in September 2016, we have reduced our share count by 10% and doubled the dividend. Dividend payouts since the merger total $87 million. Even with the rapid expansion and increased shareholder payouts, the leverage ratio of net debt to adjusted EBITDA is a modest 1.8 to 1. Looking to 2019, we intend to continue to repurchase shares and pay a dividend, again targeting a shareholder payout ratio equal to at least 100% of net income.

“Our guidance for 2019 reflects strong growth in earnings from our core pawn operations, both domestically and in Latin America. In the mature U.S. market, we expect continued expansion of margins and profitability in 2019, continuing the improved trend we began to experience in the second half of 2018. In regard to the recent U.S. Government shutdown, the Company has seen no measurable impact thus far on its U.S. operations. In Latin America, we expect solid revenue increases from existing stores, a full year of incremental contributions and operating improvements from the 418 stores added in 2018 and the significant pipeline of new stores anticipated to be added in 2019. As a result, our guidance provides significant growth in core earnings over the prior year, despite expected headwinds from consumer lending contraction, foreign currency effects and a higher estimated tax rate. While the continued contraction of consumer lending operations and potential Mexican peso weakness creates some drag on consolidated 2019 earnings, it is far outweighed by further focus on revenue and earnings growth from core pawn operations.

“In summary, we start 2019 better than ever with a dominant market position, a strong growth platform and potential to drive additional margin expansion. Coupled with our significant cash flows and strong balance sheet, we believe this formula positions us to drive further long-term growth and returns for our shareholders,” concluded Rick Wessel, FirstCash chief executive officer.

About FirstCash

FirstCash is the leading international operator of pawn stores with more than 2,450 retail pawn and consumer lending locations in 24 U.S. states and the District of Columbia and in Latin America, which includes all the states in Mexico and the countries of Guatemala, El Salvador and Colombia. The Company employs approximately 19,000 people between the U.S. and Latin America. FirstCash focuses on serving cash and credit constrained consumers primarily through its retail pawn locations, which buy and sell a wide variety of jewelry, consumer electronics, tools, household appliances, sporting goods, musical instruments and other merchandise, and make small consumer pawn loans secured by pledged personal property. Approximately 97% of the Company's revenues are from pawn operations.

FirstCash is a component company in both the Standard & Poor’s SmallCap 600 Index® and the Russell 2000 Index®. FirstCash’s common stock (ticker symbol “FCFS”) is traded on the Nasdaq, the creator of the world’s first electronic stock market. For additional information regarding FirstCash and the services it provides, visit FirstCash’s websites located at http://www.firstcash.com and http://www.cashamerica.com.

Forward-Looking Information

This release contains forward-looking statements about the business, financial condition and prospects of FirstCash, Inc. and its wholly owned subsidiaries (together, the “Company”). Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “outlook,” “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.

While the Company believes the expectations reflected in forward-looking statements are reasonable, there can be no assurances such expectations will prove to be accurate. Security holders are cautioned such forward-looking statements involve risks and uncertainties. Certain factors may cause results to differ materially from those anticipated by the forward-looking statements made in this release. Such factors may include, without limitation, the risks, uncertainties and regulatory developments discussed and described in the Company’s 2017 annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 20, 2018, including the risks described in Part 1, Item 1A, “Risk Factors” thereof, and the other reports filed subsequently by the Company with the SEC, including the Company’s forthcoming annual report on Form 10-K. Many of these risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

FIRSTCASH, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenue:
Retail merchandise sales	$309,614	$300,949	$1,091,614	$1,051,099
Pawn loan fees	137,728	127,477	525,146	510,905
Wholesale scrap jewelry sales	20,971	33,557	107,821	140,842
Consumer loan and credit services fees	12,895	18,222	56,277	76,976
Total revenue	481,208	480,205	1,780,858	1,779,822

Cost of revenue:
Cost of retail merchandise sold	195,308	196,245	696,666	679,703
Cost of wholesale scrap jewelry sold	19,534	30,424	99,964	132,794
Consumer loan and credit services loss provision	4,366	4,400	17,461	19,819
Total cost of revenue	219,208	231,069	814,091	832,316

Net revenue	262,000	249,136	966,767	947,506

Expenses and other income:
Store operating expenses (1)	145,210	139,468	563,321	552,191
Administrative expenses	32,343	28,931	120,042	122,473
Depreciation and amortization	9,876	12,429	42,961	55,233
Interest expense	8,580	6,208	29,173	24,035
Interest income	(228)	(459)	(2,444)	(1,597)
Merger and other acquisition expenses	2,069	5,898	7,643	9,062
(Gain) loss on foreign exchange (1)	974	(374)	762	(317)
Loss on extinguishment of debt	—	—	—	14,114
Total expenses and other income	198,824	192,101	761,458	775,194

Income before income taxes	63,176	57,035	205,309	172,312

Income tax expense (benefit)	15,101	(10,699)	52,103	28,420

Net income	$48,075	$67,734	$153,206	$143,892

Earnings per share:
Basic	$1.10	$1.44	$3.42	$3.01
Diluted	1.09	1.43	3.41	3.00

Weighted-average shares outstanding:
Basic	43,795	47,154	44,777	47,854
Diluted	43,936	47,212	44,884	47,888

Dividends declared per common share	$0.25	$0.20	$0.91	$0.77

(1)
The gain on foreign exchange of $0.4 million and $0.3 million for the three and twelve months ended December 31, 2017, respectively, was reclassified on the consolidated statements of income in order to conform with the presentation for the year ended December 31, 2018. The gain on foreign exchange was reclassified from store operating expenses and reported separately on the consolidated statements of income.

FIRSTCASH, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	December 31,
	2018	2017
ASSETS
Cash and cash equivalents	$71,793	$114,423
Fees and service charges receivable	45,430	42,736
Pawn loans	362,941	344,748
Consumer loans, net	15,902	23,522
Inventories	275,130	276,771
Income taxes receivable	1,379	19,761
Prepaid expenses and other current assets	17,317	20,236
Total current assets	789,892	842,197

Property and equipment, net	251,645	230,341
Goodwill	917,419	831,145
Intangible assets, net	88,140	93,819
Other assets	49,238	54,045
Deferred tax assets	11,640	11,237
Total assets	$2,107,974	$2,062,784

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$96,928	$84,331
Customer deposits	35,368	32,019
Income taxes payable	749	4,221
Total current liabilities	133,045	120,571

Revolving unsecured credit facility	295,000	107,000
Senior unsecured notes	295,887	295,243
Deferred tax liabilities	54,854	47,037
Other liabilities	11,084	17,600
Total liabilities	789,870	587,451

Stockholders’ equity:
Preferred stock	—	—
Common stock	493	493
Additional paid-in capital	1,224,608	1,220,356
Retained earnings	606,810	494,457
Accumulated other comprehensive loss	(113,117)	(111,877)
Common stock held in treasury, at cost	(400,690)	(128,096)
Total stockholders’ equity	1,318,104	1,475,333
Total liabilities and stockholders’ equity	$2,107,974	$2,062,784

FIRSTCASH, INC.
OPERATING INFORMATION
(UNAUDITED)

The Company’s reportable segments are as follows:

•	Latin America operations - Includes all pawn and consumer loan operations in Latin America, which includes operations in Mexico, Guatemala, El Salvador and Colombia.

•	U.S. operations - Includes all pawn and consumer loan operations in the U.S.

The Company provides revenues, cost of revenues, store operating expenses, pre-tax operating income and earning assets by segment. Store operating expenses include salary and benefit expense of store-level employees, occupancy costs, bank charges, security, insurance, utilities, supplies and other costs incurred by the stores.

Latin America Operations Segment Results

The Company’s management reviews and analyzes certain operating results in Latin America on a constant currency basis because the Company believes this better represents the Company’s underlying business trends. Constant currency results are non-GAAP financial measures, which exclude the effects of foreign currency translation and are calculated by translating current-year results at prior-year average exchange rates. The scrap jewelry generated in Latin America is sold and settled in U.S. dollars, and therefore wholesale scrap jewelry sales revenue is not affected by foreign currency translation. A small percentage of the operating and administrative expenses in Latin America are also billed and paid in U.S. dollars, which are not affected by foreign currency translation. Amounts presented on a constant currency basis are denoted as such. See the “Constant Currency Results” section below for additional discussion of constant currency results.

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details earning assets, which consist of pawn loans, inventories and consumer loans, net, as well as other earning asset metrics of the Latin America operations segment as of December 31, 2018 as compared to December 31, 2017 (dollars in thousands, except as otherwise noted):

				Constant Currency Basis
				Balance at
				December 31,	Increase /
	Balance at December 31,		Increase /	2018	(Decrease)
	2018	2017	(Decrease)	(Non-GAAP)	(Non-GAAP)
Latin America Operations Segment
Earning assets:
Pawn loans	$91,357	$68,178	34%	$91,285	34%
Inventories	75,152	60,032	25%	75,069	25%
Consumer loans, net (1)	—	343	(100)%	—	(100)%
	$166,509	$128,553	30%	$166,354	29%

Average outstanding pawn loan amount (in ones)	$68	$64	6%	$68	6%

Composition of pawn collateral:
General merchandise	74%	80%
Jewelry	26%	20%
	100%	100%

Composition of inventories:
General merchandise	68%	75%
Jewelry	32%	25%
	100%	100%

Percentage of inventory aged greater than one year	1%	1%

(1)	Effective June 30, 2018, the Company no longer offers an unsecured consumer loan product in Latin America.

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income of the Latin America operations segment for the three months ended December 31, 2018 as compared to the three months ended December 31, 2017 (dollars in thousands):

				Constant Currency Basis
				Three Months
	Three Months			Ended
	Ended			December 31,	Increase /
	December 31,		Increase /	2018	(Decrease)
	2018	2017	(Decrease)	(Non-GAAP)	(Non-GAAP)
Latin America Operations Segment
Revenue:
Retail merchandise sales	$114,514	$102,575	12%	$119,910	17%
Pawn loan fees	41,733	34,219	22%	43,689	28%
Wholesale scrap jewelry sales	5,647	5,790	(2)%	5,647	(2)%
Consumer loan fees	—	438	(100)%	—	(100)%
Total revenue	161,894	143,022	13%	169,246	18%

Cost of revenue:
Cost of retail merchandise sold	73,050	65,507	12%	76,490	17%
Cost of wholesale scrap jewelry sold	5,429	5,557	(2)%	5,682	2%
Consumer loan loss provision	17	84	(80)%	18	(79)%
Total cost of revenue	78,496	71,148	10%	82,190	16%

Net revenue	83,398	71,874	16%	87,056	21%

Segment expenses:
Store operating expenses (1)	42,076	34,298	23%	43,943	28%
Depreciation and amortization	2,969	2,588	15%	3,101	20%
Total segment expenses	45,045	36,886	22%	47,044	28%

Segment pre-tax operating income	$38,353	$34,988	10%	$40,012	14%

(1)
The gain on foreign exchange for the Latin America operations segment of $0.4 million for the three months ended December 31, 2017 was reclassified on the consolidated statements of income in order to conform with the presentation for the year ended December 31, 2018. The gain on foreign exchange was reclassified from store operating expenses and reported separately on the consolidated statements of income.

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income of the Latin America operations segment for the twelve months ended December 31, 2018 as compared to the twelve months ended December 31, 2017 (dollars in thousands):

				Constant Currency Basis
				Twelve Months
	Twelve Months			Ended
	Ended			December 31,	Increase /
	December 31,		Increase /	2018	(Decrease)
	2018	2017	(Decrease)	(Non-GAAP)	(Non-GAAP)
Latin America Operations Segment
Revenue:
Retail merchandise sales	$382,020	$333,609	15%	$388,102	16%
Pawn loan fees	151,740	130,309	16%	154,144	18%
Wholesale scrap jewelry sales	22,103	21,645	2%	22,103	2%
Consumer loan fees	860	1,767	(51)%	874	(51)%
Total revenue	556,723	487,330	14%	565,223	16%

Cost of revenue:
Cost of retail merchandise sold	246,150	211,176	17%	250,069	18%
Cost of wholesale scrap jewelry sold	21,656	20,327	7%	21,998	8%
Consumer loan loss provision	238	388	(39)%	242	(38)%
Total cost of revenue	268,044	231,891	16%	272,309	17%

Net revenue	288,679	255,439	13%	292,914	15%

Segment expenses:
Store operating expenses (1)	149,224	128,977	16%	151,414	17%
Depreciation and amortization	11,333	10,311	10%	11,499	12%
Total segment expenses	160,557	139,288	15%	162,913	17%

Segment pre-tax operating income	$128,122	$116,151	10%	$130,001	12%

(1)
The gain on foreign exchange for the Latin America operations segment of $0.3 million for fiscal 2017 was reclassified on the consolidated statements of income in order to conform with the presentation for the year ended December 31, 2018. The gain on foreign exchange was reclassified from store operating expenses and reported separately on the consolidated statements of income.

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

U.S. Operations Segment Results

The following table details earning assets, which consist of pawn loans, inventories and consumer loans, net, as well as other earning asset metrics of the U.S. operations segment as of December 31, 2018 as compared to December 31, 2017 (dollars in thousands, except as otherwise noted):

	Balance at December 31,		Increase /
	2018	2017	(Decrease)
U.S. Operations Segment
Earning assets:
Pawn loans	$271,584	$276,570	(2)%
Inventories	199,978	216,739	(8)%
Consumer loans, net	15,902	23,179	(31)%
	$487,464	$516,488	(6)%

Average outstanding pawn loan amount (in ones)	$172	$162	6%

Composition of pawn collateral:
General merchandise	34%	34%
Jewelry	66%	66%
	100%	100%

Composition of inventories:
General merchandise	42%	42%
Jewelry	58%	58%
	100%	100%

Percentage of inventory aged greater than one year	4%	6%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income of the U.S. operations segment for the three months ended December 31, 2018 as compared to the three months ended December 31, 2017 (dollars in thousands).

	Three Months Ended
	December 31,		Increase /
	2018	2017	(Decrease)
U.S. Operations Segment
Revenue:
Retail merchandise sales	$195,100	$198,374	(2)%
Pawn loan fees	95,995	93,258	3%
Wholesale scrap jewelry sales	15,324	27,767	(45)%
Consumer loan and credit services fees	12,895	17,784	(27)%
Total revenue	319,314	337,183	(5)%

Cost of revenue:
Cost of retail merchandise sold	122,258	130,738	(6)%
Cost of wholesale scrap jewelry sold	14,105	24,867	(43)%
Consumer loan and credit services loss provision	4,349	4,316	1%
Total cost of revenue	140,712	159,921	(12)%

Net revenue	178,602	177,262	1%

Segment expenses:
Store operating expenses	103,134	105,170	(2)%
Depreciation and amortization	5,144	5,314	(3)%
Total segment expenses	108,278	110,484	(2)%

Segment pre-tax operating income	$70,324	$66,778	5%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income of the U.S. operations segment for the twelve months ended December 31, 2018 as compared to the twelve months ended December 31, 2017 (dollars in thousands):

	Twelve Months Ended
	December 31,
	2018	2017	Decrease
U.S. Operations Segment
Revenue:
Retail merchandise sales	$709,594	$717,490	(1)%
Pawn loan fees	373,406	380,596	(2)%
Wholesale scrap jewelry sales	85,718	119,197	(28)%
Consumer loan and credit services fees	55,417	75,209	(26)%
Total revenue	1,224,135	1,292,492	(5)%

Cost of revenue:
Cost of retail merchandise sold	450,516	468,527	(4)%
Cost of wholesale scrap jewelry sold	78,308	112,467	(30)%
Consumer loan and credit services loss provision	17,223	19,431	(11)%
Total cost of revenue	546,047	600,425	(9)%

Net revenue	678,088	692,067	(2)%

Segment expenses:
Store operating expenses	414,097	423,214	(2)%
Depreciation and amortization	21,021	24,073	(13)%
Total segment expenses	435,118	447,287	(3)%

Segment pre-tax operating income	$242,970	$244,780	(1)%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Consolidated Results of Operations

The following table reconciles pre-tax operating income of the Company’s Latin America operations segment and U.S. operations segment discussed above to consolidated net income (in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Consolidated Results of Operations
Segment pre-tax operating income:
Latin America operations segment pre-tax operating income (1)	$38,353	$34,988	$128,122	$116,151
U.S. operations segment pre-tax operating income	70,324	66,778	242,970	244,780
Consolidated segment pre-tax operating income	108,677	101,766	371,092	360,931

Corporate expenses and other income:
Administrative expenses	32,343	28,931	120,042	122,473
Depreciation and amortization	1,763	4,527	10,607	20,849
Interest expense	8,580	6,208	29,173	24,035
Interest income	(228)	(459)	(2,444)	(1,597)
Merger and other acquisition expenses	2,069	5,898	7,643	9,062
(Gain) loss on foreign exchange (1)	974	(374)	762	(317)
Loss on extinguishment of debt	—	—	—	14,114
Total corporate expenses and other income	45,501	44,731	165,783	188,619

Income before income taxes	63,176	57,035	205,309	172,312

Income tax expense (benefit)	15,101	(10,699)	52,103	28,420

Net income	$48,075	$67,734	$153,206	$143,892

(1)
The gain on foreign exchange for the Latin America operations segment of $0.4 million and $0.3 million for the three and twelve months ended December 31, 2017, respectively, was reclassified on the consolidated statements of income in order to conform with the presentation for the year ended December 31, 2018. The gain on foreign exchange was reclassified from store operating expenses and reported separately on the consolidated statements of income.

FIRSTCASH, INC.
STORE COUNT ACTIVITY

The following table details store count activity for the three months ended December 31, 2018:

		Consumer
	Pawn	Loan	Total
	Locations (1), (2)	Locations	Locations
Latin America operations segment:
Total locations, beginning of period	1,346	—	1,346
New locations opened	9	—	9
Locations acquired	24	—	24
Total locations, end of period	1,379	—	1,379

U.S. operations segment:
Total locations, beginning of period	1,070	30	1,100
Locations acquired	9	—	9
Locations closed or consolidated	(2)	(13)	(15)
Total locations, end of period	1,077	17	1,094

Total:
Total locations, beginning of period	2,416	30	2,446
New locations opened	9	—	9
Locations acquired	33	—	33
Locations closed or consolidated	(2)	(13)	(15)
Total locations, end of period	2,456	17	2,473

(1)
At December 31, 2018, 262 of the U.S. pawn stores, primarily located in Texas and Ohio, also offered consumer loans and/or credit services primarily as an ancillary product. This compares to 313 U.S. pawn locations which offered such products as of December 31, 2017. Effective June 30, 2018, the Company no longer offers an unsecured consumer loan product in Latin America.

(2)
The Company closed two pawn stores in the U.S. during the three months ended December 31, 2018, which were primarily smaller format stores emphasizing payday lending or underperforming locations which were consolidated into existing stores, an opportunity driven by merger and acquisition activity.

FIRSTCASH, INC.
STORE COUNT ACTIVITY (CONTINUED)

The following table details store count activity for the twelve months ended December 31, 2018:

		Consumer
	Pawn	Loan	Total
	Locations (1), (2)	Locations	Locations
Latin America operations segment:
Total locations, beginning of period	971	28	999
New locations opened	52	—	52
Locations acquired	366	—	366
Locations closed or consolidated	(10)	(28)	(38)
Total locations, end of period	1,379	—	1,379

U.S. operations segment:
Total locations, beginning of period	1,068	44	1,112
Locations acquired	27	—	27
Locations closed or consolidated	(18)	(27)	(45)
Total locations, end of period	1,077	17	1,094

Total:
Total locations, beginning of period	2,039	72	2,111
New locations opened	52	—	52
Locations acquired	393	—	393
Locations closed or consolidated	(28)	(55)	(83)
Total locations, end of period	2,456	17	2,473

(1)
At December 31, 2018, 262 of the U.S. pawn stores, primarily located in Texas and Ohio, also offered consumer loans and/or credit services primarily as an ancillary product. This compares to 313 U.S. pawn locations which offered such products as of December 31, 2017. Effective June 30, 2018, the Company no longer offers an unsecured consumer loan product in Latin America.

(2)
The Company closed 28 pawn stores, 18 in the U.S. and 10 in Latin America, during fiscal 2018, which were primarily smaller format stores emphasizing payday lending or underperforming locations which were consolidated into existing stores, an opportunity driven by merger and acquisition activity.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(UNAUDITED)

The Company uses certain financial calculations such as adjusted net income, adjusted diluted earnings per share, adjusted pre-tax profit margin, adjusted net income margin, EBITDA, adjusted EBITDA, free cash flow, adjusted free cash flow and constant currency results as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined in SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items, other infrequent charges and currency fluctuations. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s operating performance and because management believes they provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies.

The Company has adjusted the applicable financial measures to exclude, among other expenses and benefits, merger and other acquisition expenses because it generally would not incur such costs and expenses as part of its continuing operations. Merger and other acquisition expenses include incremental costs directly associated with acquisition activities, including professional fees, legal expenses, severance, retention and other employee-related costs, contract breakage costs and costs related to the consolidation of technology systems and corporate facilities among others.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted Pre-Tax Profit Margin and Adjusted Net Income Margin
Management believes the presentation of adjusted net income, adjusted diluted earnings per share, adjusted pre-tax profit margin and adjusted net income margin provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance and prospects for the future by excluding items that management believes are non-operating in nature and not representative of the Company’s core operating performance. In addition, management believes the adjustments shown below are useful to investors in order to allow them to compare the Company’s financial results for the current periods presented with the prior periods presented.

The following table provides a reconciliation between net income and diluted earnings per share calculated in accordance with GAAP to adjusted net income and adjusted diluted earnings per share, which are shown net of tax (in thousands, except per share amounts):

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2018		2017		2018		2017
	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share
Net income and diluted earnings per share, as reported	$48,075	$1.09	$67,734	$1.43	$153,206	$3.41	$143,892	$3.00
Adjustments, net of tax:
Merger and other acquisition expenses:
Transaction	1,297	0.03	—	—	4,686	0.11	—	—
Severance and retention	62	—	1,598	0.03	105	—	2,456	0.05
Other	95	—	2,118	0.05	621	0.01	3,254	0.07
Total merger and other acquisition expenses	1,454	0.03	3,716	0.08	5,412	0.12	5,710	0.12
Asset impairments related to consumer loan operations	1,166	0.03	—	—	1,166	0.03	—	—
Net tax benefit from Tax Act	(1,494)	(0.03)	(27,269)	(0.57)	(1,494)	(0.03)	(27,269)	(0.57)
Loss on extinguishment of debt	—	—	—	—	—	—	8,892	0.19
Adjusted net income and diluted earnings per share	$49,201	$1.12	$44,181	$0.94	$158,290	$3.53	$131,225	$2.74

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

The following tables provide a reconciliation of the gross amounts, the impact of income taxes and the net amounts for the adjustments included in the table above (in thousands):

	Three Months Ended December 31,
	2018			2017
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Merger and other acquisition expenses	$2,069	$615	$1,454	$5,898	$2,182	$3,716
Asset impairments related to consumer loan operations	1,514	348	1,166	—	—	—
Net tax benefit from Tax Act	—	1,494	(1,494)	—	27,269	(27,269)
Total adjustments	$3,583	$2,457	$1,126	$5,898	$29,451	$(23,553)

	Twelve Months Ended December 31,
	2018			2017
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Merger and other acquisition expenses	$7,643	$2,231	$5,412	$9,062	$3,352	$5,710
Asset impairments related to consumer loan operations	1,514	348	1,166	—	—	—
Net tax benefit from Tax Act	—	1,494	(1,494)	—	27,269	(27,269)
Loss on extinguishment of debt	—	—	—	14,114	5,222	8,892
Total adjustments	$9,157	$4,073	$5,084	$23,176	$35,843	$(12,667)

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

The following table provides a calculation of the adjusted pre-tax profit margin and the adjusted net income margin (dollars in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Adjusted pre-tax profit margin calculated as follows:
Income before income taxes, as reported	$63,176	$57,035	$205,309	$172,312
Merger and other acquisition expenses	2,069	5,898	7,643	9,062
Asset impairments related to consumer loan operations	1,514	—	1,514	—
Loss on extinguishment of debt	—	—	—	14,114
Adjusted income before income taxes	$66,759	$62,933	$214,466	$195,488
Total revenue	$481,208	$480,205	$1,780,858	$1,779,822
Adjusted pre-tax profit margin	13.9%	13.1%	12.0%	11.0%

Adjusted net income margin calculated as follows:
Adjusted net income	$49,201	$44,181	$158,290	$131,225
Total revenue	$481,208	$480,205	$1,780,858	$1,779,822
Adjusted net income margin	10.2%	9.2%	8.9%	7.4%

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA
The Company defines EBITDA as net income before income taxes, depreciation and amortization, interest expense and interest income and adjusted EBITDA as EBITDA adjusted for certain items as listed below that management considers to be non-operating in nature and not representative of its actual operating performance. The Company believes EBITDA and adjusted EBITDA are commonly used by investors to assess a company’s financial performance, and adjusted EBITDA is used in the calculation of the net debt ratio as defined in the Company’s senior unsecured notes covenants. The following table provides a reconciliation of net income to EBITDA and adjusted EBITDA (dollars in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018		2017
Net income	$48,075	$67,734		$153,206		$143,892
Income taxes	15,101	(10,699)		52,103		28,420
Depreciation and amortization	9,876	12,429		42,961		55,233
Interest expense	8,580	6,208		29,173		24,035
Interest income	(228)	(459)		(2,444)		(1,597)
EBITDA	81,404	75,213		274,999		249,983
Adjustments:
Merger and other acquisition expenses	2,069	5,898		7,643		9,062
Asset impairments related to consumer loan operations	1,514	—		1,514		—
Loss on extinguishment of debt	—	—		—		14,114
Adjusted EBITDA	$84,987	$81,111		$284,156		$273,159

Net debt ratio calculation:
Total debt (outstanding principal)				$595,000		$407,000
Less: cash and cash equivalents				(71,793)		(114,423)
Net debt				$523,207		$292,577
Adjusted EBITDA				$284,156		$273,159
Net debt ratio (net debt divided by adjusted EBITDA)			1.8	:1	1.1	:1

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Free Cash Flow and Adjusted Free Cash Flow
For purposes of its internal liquidity assessments, the Company considers free cash flow and adjusted free cash flow. The Company defines free cash flow as cash flow from operating activities less purchases of furniture, fixtures, equipment and improvements and net fundings/repayments of pawn and consumer loans, which are considered to be operating in nature by the Company but are included in cash flow from investing activities. Adjusted free cash flow is defined as free cash flow adjusted for merger and other acquisition expenses paid that management considers to be non-operating in nature.

The Company previously included store real property purchases as a component of purchases of property and equipment. Management considers the store real property purchases to be discretionary in nature and not required to operate or grow its pawn operations. To further enhance transparency of these distinct items, the Company now reports purchases of store real property and purchases of furniture, fixtures, equipment and improvements separately on the consolidated statements of cash flows. As a result, the current definitions of free cash flow and adjusted free cash flow differ from prior-period definitions as they now exclude discretionary purchases of store real property and the Company has retrospectively applied the current definitions to prior-period results.

Free cash flow and adjusted free cash flow are commonly used by investors as an additional measure of cash generated by business operations that may be used to repay scheduled debt maturities and debt service or, following payment of such debt obligations and other non-discretionary items, may be available to invest in future growth through new business development activities or acquisitions, repurchase stock, pay cash dividends or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. However, free cash flow and adjusted free cash flow have limitations as analytical tools and should not be considered in isolation or as a substitute for cash flow from operating activities or other income statement data prepared in accordance with GAAP. The following table reconciles cash flow from operating activities to free cash flow and adjusted free cash flow (in thousands):

	Twelve Months Ended
	December 31,
	2018	2017
Cash flow from operating activities	$243,429	$220,357
Cash flow from investing activities:
Loan receivables, net of cash repayments	10,125	40,735
Purchases of furniture, fixtures, equipment and improvements	(35,677)	(25,971)
Free cash flow	217,877	235,121
Merger and other acquisition expenses paid, net of tax benefit	7,072	6,659
Adjusted free cash flow	$224,949	$241,780

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Constant Currency Results
The Company’s reporting currency is the U.S. dollar. However, certain performance metrics discussed in this release are presented on a “constant currency” basis, which is considered a non-GAAP financial measure. The Company’s management uses constant currency results to evaluate operating results of business operations in Latin America, which are primarily transacted in local currencies.

The Company believes constant currency results provide investors with valuable supplemental information regarding the underlying performance of its business operations in Latin America, consistent with how the Company’s management evaluates such performance and operating results. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in local currencies using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. Business operations in Mexico, Guatemala and Colombia are transacted in Mexican pesos, Guatemalan quetzales and Colombian pesos, respectively. The Company also has operations in El Salvador where the reporting and functional currency is the U.S. dollar. See the Latin America operations segment tables elsewhere in this release for an additional reconciliation of certain constant currency amounts to as reported GAAP amounts.

The following table provides exchange rates for the Mexican peso, Guatemalan quetzal and Colombian peso for the current and prior-year periods:

	December 31,		Favorable /
	2018	2017	(Unfavorable)
Mexican peso / U.S. dollar exchange rate:
End-of-period	19.7	19.7	—%
Three months ended	19.8	18.9	(5)%
Twelve months ended	19.2	18.9	(2)%

Guatemalan quetzal / U.S. dollar exchange rate:
End-of-period	7.7	7.3	(5)%
Three months ended	7.7	7.3	(5)%
Twelve months ended	7.5	7.4	(1)%

Colombian peso / U.S. dollar exchange rate:
End-of-period	3,250	2,984	(9)%
Three months ended	3,166	2,986	(6)%
Twelve months ended	2,956	2,951	—%

For further information, please contact:
Gar Jackson
Global IR Group
Phone:     (817) 886-6998
Email:     gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 258-2650
Email:     investorrelations@firstcash.com
Website:    ir.firstcash.com